AGREEMENTAND PLAN OF MERGER

                          by and among



                   PARK PHARMACY CORPORATION,
                    (a Colorado corporation)



                     MJN ACQUISITION CORP.,
                      (a Texas corporation)



                      MJN ENTERPRISES, INC.
                      (a Texas corporation)



                               and



                        MICHAEL J. NAULT

                        TABLE OF CONTENTS

                                                             Page

1.  MERGER..................................................... 1
     1.1  CERTAIN DEFINITIONS.................................. 1
     1.2  THE MERGER............................................5
     1.3  EFFECT OF THE MERGER................................. 5
     1.4  CLOSING OF TRANSFER BOOKS............................ 6
     1.5  FURTHER ASSURANCES................................... 6

2.  THE SURVIVING CORPORATION.................................. 6
     2.1  ARTICLES............................................. 6
     2.2  BYLAWS............................................... 6
     2.3  BOARD OF DIRECTORS................................... 6
     2.4  OFFICERS............................................. 6

3.  MERGER CONSIDERATION; CONVERSION........................... 7
     3.1  MERGER............................................... 7
     3.2  MERGER CONSIDERATION................................. 7
     3.3  OTHER SHARES......................................... 7
     3.4  CLOSING.............................................. 7

4.  REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER.............. 8
     4.1  CORPORATE ORGANIZATION; CAPITALIZATION............... 8
     4.2  OTHER BUSINESSES..................................... 8
     4.3  OWNERSHIP OF COMPETING BUSINESSES.................... 8
     4.4  FINANCIAL STATEMENTS................................. 8
     4.5  CORPORATE ACTIONS, MANAGEMENT AND BANK ACCOUNTS ..... 9
     4.6  TAXES AND TAX RETURNS................................ 9
     4.7  RECENT OPERATIONS AND CHANGES....................... 10
     4.8  RECENT CASUALTIES .................................. 10
     4.9  OTHER RECENT EVENTS................................. 10
     4.10  LIABILITIES........................................ 11
     4.11  DISCLOSURES OF MATERIAL FACTS...................... 11
     4.12  TITLE TO PERSONAL PROPERTY......................... 12
     4.13  CONDITION AND EXTENT OF PROPERTY................... 12
     4.14  REAL PROPERTY                                       12
     4.15  REAL PROPERTY COMPLIANCE WITH ENVIRONMENTAL
           AND OTHER LAWS..................................... 12
     4.16  CUSTOMERS AND SUPPLIERS............................ 13
     4.17  CONTRACTS AND COMMITMENTS.......................... 14
     4.18  RELATED PARTY TRANSACTIONS......................... 14
     4.19  COMPLIANCE WITH LAWS; LITIGATION....................15
     4.20  LICENSES........................................... 15
     4.21  PRODUCT DEFECTS; PRODUCT WARRANTIES................ 15
     4.22  PRODUCT LIABILITY AND WORKING CONDITIONS............15
     4.23  LABOR RELATIONS; EMPLOYEE BENEFIT PLANS.............15

     4.24  INVENTORIES.........................................16
     4.25  ACCOUNTS RECEIVABLE................................ 16
     4.26  TANGIBLE PERSONAL PROPERTY......................... 16
     4.27  PATENTS, TRADEMARKS, LICENSES AND TRADE SECRETS ... 17
     4.28  COMPENSATION AND OTHER BENEFITS.....................17
     4.30  INSURANCE.......................................... 17
     4.30  AUTHORITY.......................................... 18
     4.31  NONCONTRAVENTION................................... 18
     4.32  GOVERNMENTAL APPROVALS OF AGREEMENT................ 18
     4.33  BROKER'S FEES.......................................18
     4.34  COMPLIANCE WITH MEDICARE/MEDICAID PROGRAMS......... 18
     4.35  FILING OF THIRD-PARTY PAYOR CLAIMS................. 19
     4.36  FRAUD AND ABUSE.................................... 19
     4.37  COMPLIANCE WITH STARK I AND II......................19
     4.38  INVESTMENT INTENT AND SOPHISTICATION............... 20
     4.39  ADVISORS........................................... 20

5.  REPRESENTATIONS AND WARRANTIES OF PARENT.................. 20
     5.1  ORGANIZATION........................................ 20
     5.4  BROKER'S FEES ...................................... 21
     5.5  SECURITIES TO BE ISSUED............................. 21

6.  COVENANTS OF STOCKHOLDER.................................. 21
     6.1  PRESERVATION OF BUSINESS............................ 21
     6.2  PRESERVATION OF CORPORATE STATUS.................... 21
     6.3  NO DIVIDENDS OR DISTRIBUTIONS....................... 21
     6.4  RESTRICTIONS ON COMPENSATION AND BENEFITS........... 22
     6.5  NO MODIFICATIONS OF OR NEW CONTRACTS AND
          COMMITMENTS......................................... 22
     6.6  RESTRICTIONS ON PAYMENT OF CERTAIN OBLIGATIONS...... 22
     6.7  NO NEW SECURITY INTEREST............................ 22
     6.8  NO CAPITAL OR OTHER MATERIAL TRANSACTIONS........... 22
     6.9  NO MATERIAL CHANGE TO INVENTORIES................... 22
     6.10  TAXES, TAX RETURNS AND BUSINESS INSURANCE.......... 22
     6.11  COOPERATION WITH PARENT'S DUE DILIGENCE............ 23
     6.12  REAL PROPERTY DELIVERIES........................... 23
     6.13  GOOD STANDING CERTIFICATES......................... 23
     6.14  MAINTENANCE OF STOCKHOLDER'S REPRESENTATIONS AND
          WARRANTIES...........................................23
     6.15  EXCLUSIVE NEGOTIATIONS............................. 23
     6.16  COVENANT NOT TO COMPETE AND NON-SOLICITATION....... 23
     6.17  [RESERVED]......................................... 24

7.  TAX MATTERS .............................................. 24
     7.1  TAX MATTERS AND POST-CLOSING COOPERATION............ 24
     7.2  TRANSFER TAXES...................................... 24
     7.3  ACCESS TO RECORDS FOLLOWING CLOSING................. 24

8.  STOCKHOLDER'S CONDITIONS PRECEDENT........................ 25
     8.1  ACCURACY OF PARENT'S REPRESENTATIONS AND
          WARRANTIES.......................................... 25
     8.2  CORPORATE APPROVALS................................. 25
     8.4  NO LEGAL RESTRAINTS ................................ 25
     8.5  NO ADVERSE LEGAL ACTIONS............................ 25

9. PARENT'S CONDITIONS PRECEDENT.............................. 25
     9.1  ACCURACY OF STOCKHOLDER'S REPRESENTATIONS AND
          WARRANTIES.......................................... 25
     9.2  OPINION OF STOCKHOLDER'S COUNSEL.................... 26
     9.3  CORPORATE APPROVALS ................................ 26
     9.4  NO LEGAL RESTRAINTS ................................ 26
     9.5  NO ADVERSE LEGAL ACTIONS............................ 26
     9.6  ACCURACY OF DOCUMENTS............................... 26
     9.7  NO MATERIAL ADVERSE CHANGE.......................... 26
     9.8  ANCILLARY AGREEMENTS................................ 26
     9.9  [RESERVED].......................................... 26
     9.10  [RESERVED]........................................  26
     9.11  CLOSING CERTIFICATE................................ 27

10.  EXAMINATION PERIOD AND TERMINATION ...................... 27
     10.1  EXAMINATION AND CONTINGENCY PERIOD ................ 27
     10.2  TERMINATION OF AGREEMENT BY MUTUAL AGREEMENT....... 27
     10.3  TERMINATION OF AGREEMENT FOR OTHER REASONS ........ 27
     10.4  WAIVER OF CONDITIONS............................... 28
     10.5  EFFECT OF CERTAIN TERMINATIONS .................... 28
     10.6  PAYMENT OF EXPENSES; TRANSFER TAXES................ 28

11.  INDEMNIFICATION.......................................... 28
     11.1  STOCKHOLDER INDEMNITIES............................ 28
     11.2  PARENT'S OFFSET RIGHTS AGAINST HOLDBACK SHARES .....29
     11.4  NOTICE TO INDEMNIFYING PARTY....................... 30

12.  GENERAL ................................................. 31
     12.1  CONSTRUCTION; GOVERNING LAW.......................  31
     12.2  SURVIVAL OF REPRESENTATIONS, WARRANTIES
           AND ANCILLARY DOCUMENTS............................ 31
     12.3  ENTIRE AGREEMENT, WAIVER .......................... 32
     12.4  BINDING EFFECT; SUCCESSORS; ASSIGNMENT ...........  32
     12.5  EXHIBITS AND SCHEDULES............................. 32
     12.6  VALIDITY; BREACH; DEFINITION OF KNOWLEDGE.......... 32
     12.7  INJUNCTIVE RELIEF...................................33
     12.8  NOTICES............................................ 33
     12.9  COUNTERPARTS....................................... 34
     12.10  EFFECT OF HEADINGS................................ 34
     12.12  PUBLIC ANNOUNCEMENT............................... 34

                        LIST OF SCHEDULES*



Schedule 4.1(a)     Foreign Qualifications
Schedule 4.4(a)     Annual Financial Statements (3 years)
Schedule 4.4(b)     Financial Statements as of September 30, 2000
Schedule 4.4(c)     Exceptions to Financial Statement
                    Representations
Schedule 4.5        Copies of Articles of Incorporation and
                    Bylaws; Bank Account Information
Schedule 4.6(a)     Tax Returns (3 years)
Schedule 4.6(b)     Exceptions to Tax Representations
Schedule 4.12       Security Interests
Schedule 4.14(a)    Real Property
Schedule 4.14(b)    Title Exceptions
Schedule 4.14(d)    Prior Properties
Schedule 4.15       Hazardous Waste
Schedule 4.16(a)    Customers and Suppliers
Schedule 4.16(b)    Contracts and Plans
Schedule 4.16 (c)   Exceptions to Purchase Order and Commitments
Schedule 4.17       Approvals and Consents
Schedule 4.18(a)    Related Party Transactions
Schedule 4.18(b)    Obligations to or From Management;
                    Memberships
Schedule 4.18(c)    Former Management Personnel
Schedule 4.20       Licenses
Schedule 4.22       Product and Employer Liability Matters
Schedule 4.23(a)    Actuarial and Trustee Reports for Plans
Schedule 4.23(b)    Terminated Plans
Schedule 4.23 (c)   IRS Determination Letters
Schedule 4.25(a)    Accounts Receivable Write-Offs
Schedule 4.25(b)    Aged Accounts Receivable Balances
Schedule 4.26(a)    Tangible Personal Property
Schedule 4.26(b)    Tangible Personal Property located other than
                    Target Business Premises
Schedule 4.26(c)    Tangible Personal Property owned by Others
Schedule 4.27       Intellectual Property Matters
Schedule 4.28       Salary and Benefit Information
Schedule 4.29       Insurance Policies
Schedule 4.31       Noncontravention
Schedule 4.34       Exceptions to Medicare/Medicaid Compliance
Schedule 4.35       Third Party Payor Claims
Schedule 6.16       Persons to Execute Employment Agreements


                                i


* All schedules have been omitted in reliance on Item 601(b)(2) of Regulation S-K. The Company will provide the Commission a copy of any omitted schedule upon request.

                  AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT (this "Agreement") dated as of November ___, 2000 is by and among PARK PHARMACY CORPORATION, a Colorado corporation ("Parent"), MJN ACQUISITION CORP., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub"), MJN ENTERPRISES, INC., a Texas corporation ("Target", and MICHAEL J. NAULT, the sole shareholder of Target ("Stockholder").



                             RECITALS:


     A. The respective Boards of Directors of Parent, Merger Sub and Target deem it advisable and in their respective best interests to effect the merger (the "Merger") of Target with and into Merger Sub in accordance with the laws of the State of Texas and the provisions of this Agreement.

     B.   Stockholder is the sole shareholder of Target.

     C. Parent, Merger Sub, Target and Stockholder desire to make certain representations, warranties and agreements in connection with, and to establish various conditions precedent to, the Merger.

     D. Parent and Stockholder intend that this Agreement be approved and adopted by all relevant parties as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

1.   MERGER

     1.1 Certain Definitions. The following definitions of terms used in this Agreement are in addition to any other terms which are defined in this Agreement.

    "Acquired Business" means the business of Target engaged within one (1) year prior to and as of the Closing Date.

     "Ailiated Entities"means, with respect to a party, all of its stockholders, corporate officers, directors, employees, advisors, representatives, attorneys, agents, accountants and potential and actual sources of financing or investment and financial advisors.

     "Affiliated Parties" means, with respect to a party, all entities in which a party or any of its Affiliated Parties has a five percent (5%) or more ownership interest or any entities which have five percent or more ownership interest in a party or any of the Affiliated Parties of such party.

     "Affiliates" shall mean, with respect to a party, its Affiliated Parties and Affiliated Entities.

      "Agreed Share Value" means $1.00 per share of Parent Common
Stock, adjusted for any stock splits or other reclassifications during the applicable time period.

     "Ancillary Agreements" means the Certificate of Merger to be filed with the Secretary of State of Texas and any other agreements to be executed in connection with this Agreement.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

     "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized or required to close.

     "Cash" means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent /with the preparation of the Financial Statements.

     "Cash Amount" has the meaning set forth in Section 3.2.

     "Closing" has the meaning set forth in Section 2.1.

      "Closing Date" means the date on which the Effective Time occurs.

     "Closing Shares" has the meaning set forth in Section 3.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contracts" means agreements, contracts, engagements, commitments, Licenses, franchises, real and personal property leases and other similar documents, whether written or unwritten.

     "Corporate Laws" has the meaning set forth in Section 1.2.

     "Effective Time" means the date and time at which the filing of the Articles of Merger in the State of Texas has occurred in a manner required to cause the Merger to become effective under the laws of the State of Texas.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3(1).

     "Environmental, Health and Safety Requirements" shall mean any federal, state, local or foreign, statute, regulation, ordinance or other provision having the force or effect of law, the common law, and any judicial or administrative order or determination concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Financial Statements" has the meaning set forth in Section
4.4.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.


     "Governmental Entity" means any government or any agency, bureau, commission, court, authority, department, official, political subdivision, administrative body, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Holdback Period" means the period ending one year from the Closing Date.

     "Holdback Shares" has the meaning set forth in Section 3.2.

      "including" has the meaning set forth in Section 12.6.

     "Indemnitee" has the meaning set forth in Section 11.4.

     'Indemnifying Party"has the meaning set forth in Section
11.4.

     "Key Employees" means any employee of Target who receives compensation at an annual rate of $40,000 or more.

     "Knowledge" has the meaning set forth in Section 12.6.

     "Legal Requirement" shall mean any law, rule, regulation, order or ordinance of any Governmental Entity, including
Environmental, Health and Safety Requirements.



     "Liability" or "Liabilities" means any commitments, debts, liabilities, obligations (including Contract and capitalized lease obligations), indebtedness, accounts payable and accrued expenses (whether any of the foregoing are known or unknown, unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and/or asserted or due or to become due), including any liability or obligation for Taxes.

     "Licenses" has the meaning set forth in Section 4.20.

     "Loss" or "Losses" has the meaning set forth in Section
11.1.

     "Merger" has the meaning set forth in the recitals above.

     "Merger Sub" has the meaning set forth in the preface above.

     "Merger Consideration" has the meaning set forth in Section
3.2.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4.4.

     "ost Recent Fiscal Month End" has the meaning set forth in
Section 4.4.

     "Most Recent Fiscal Year End" has the meaning set forth in
Section 4.4.

     "Multiemployer Plan" has the meaning set forth in ERISA
Section 3(37).

     "Notices" has the meaning set forth in Section 12.8.

     "Ordinary Course of Business" means the usual and ordinary course of business consistent with past custom and practice.

     "Parent" has the meaning set forth in the preface above.

     "Parent Common Stock" means shares of common stock, $.0001 par value per share, of Parent.

     "Parent Preferred Stock" means shares of Series A Preferred
Stock, $.001 par value per share, of Parent.

      "Person" means an individual, a partnership, a limited liability company or partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other form of entity or company.

     "Prior Properties" has the meaning set forth in Section
4.14(e).

     "Properties" has the meaning set forth in Section 4.14(a).

      "Reportable Event' has the meaning set forth in ERISA
Section 4043.

     "Returns" means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, and the term "Return" means any one of the foregoing Returns.

     "Review" has the meaning set forth in Section 10.1.

     "Rights" has the meaning set forth in Section 4.27.

     "SEC' means the Securities and Exchange Commission.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, conditional sales agreement, respecting property of any Person, or other security interest, other than
(a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings and (b) purchase money liens.

     "Stock Amount" has the meaning set forth in Section 3.2.

     "Stockholder Agreements"has the meaning set forth in
Section 11.1.

     "Stockholder" has the meaning set forth in the preface above.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a Majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section
1.2.

     "Target" has the meaning set forth in the preface above.


     "Target Shares" has the meaning set forth in Section 4.1(b).

     "Tax" or "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, profits, goods and services, social security, sales, use, ad valorem, single business, transfer, franchise, profit, license, lease, service, service use, withholding, payroll, employment, excise, franchise, business license, occupation, real property, gains, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, environmental, alternative minimum, windfall and capital taxes, obligations of the same or a similar nature to any of the foregoing, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto.

     "Wire Transfer" means a payment of money by wire transfer in immediately available funds to an account or accounts designated in writing by the recipient to the payor; provided, however, that if the recipient fails to make such designation prior to the payment due date, the term shall instead mean payment of money by overnight delivery of a certified or cashier's check of a federally insured financial institution.

     1.2 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, and in accordance with the laws of the State of Texas (the "Corporate Laws"), Target shall be merged with and into Merger Sub, the separate existence of Target shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub after the Merger is sometimes hereafter referred to as the "Surviving Corporation."

     1.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Texas and shall succeed to all rights, privileges, immunities, franchises and powers, and be subject to all duties, liabilities, debts and obligations, of Target in accordance with the provisions of the Corporate Laws.

     1.4 Closing of Transfer Books. At the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Common Stock shall thereafter be made. If after the Effective Time, certificates previously representing shares of Target Common Stock are presented to the Surviving
Corporation, they shall be canceled and exchanged for the Merger
Consideration.

     1.5 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall reasonably determine that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Target or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each of such corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporation and otherwise to carry out the purposes of this Agreement and the transactions contemplated hereby.

2.   THE SURVIVING CORPORATION

     2.1 Articles. The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Corporate Laws and such articles of incorporation.

     2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving
Corporation until thereafter amended in accordance with applicable Corporate Laws, the articles of incorporation of Surviving Corporation and such bylaws.

     2.3 Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial board of directors of the Surviving Corporation, each of such persons to serve until his or her successor is duly elected and qualified.

     2.4 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving
Corporation, each of such officers to serve until his or her successor is duly qualified.

3.   MERGER CONSIDERATION; CONVERSION

     3.1  Merger.

          (a) At the Effective Time, by virtue of the Merger, and without any action on the part of Stockholder, all of the Target Shares issued and outstanding immediately prior to the Effective Time shall be canceled, retired and converted into and become the right to receive the Merger Consideration described in this
     Section 3.1.

          (b) At the Closing, Stockholder shall surrender the certificates representing the Shares, accompanied by blank stock powers and all necessary transfer taxes and other revenue stamps, to Parent, and the Parent shall deliver the Cash Amount and Closing Shares to Stockholder.

          (c) Following the expiration of the Holdback Period, Parent shall deliver the Holdback Shares to Stockholder, subject to the provisions of Section 11.2.

     3.2  Merger Consideration; Debt Repayment.

          (a) The "Merger Consideration" consists of (a) the "Cash Amount" of $1,150,000 payable by Wire Transfer, (b) 1,190,000 shares of Parent Common Stock (the "Closing Shares"), and (c) right to receive, upon the expiration of the Holdback Period and subject to the provisions of Section 11.2, 260,000 shares of Parent
     Common Stock (the "Holdback Shares"). No fractional shares shall be issued, and an amount in cash (if any) shall be paid in lieu thereof equal to such fractional part of a share multiplied by the foregoing Agreed Share Value.

          (b) Debt Repayment at Closing. At the Closing, Parent shall, or shall cause the Surviving Corporation to repay in full the following indebtedness:

               (i) that certain loan from Summit Community Bank, N.A. to Target, the principal balance of which, and accrued but unpaid interest thereon, as of the date of this Agreement is $232,613.96; and

               (ii) that certain loan from Texas Drug to Target, the principal balance of which, and accrued but unpaid interest thereon, as of the date of this Agreement is $77,777.76.

     3.3 Other Shares. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

     3.4 Closing. Subject to termination of this Agreement pursuant to Article 11, the consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas,
Texas, at 10:00 a.m., Dallas time, on the fifth Business Day after all the conditions set forth in Articles 8 and 9 hereof have been satisfied or waived. On the date of the Closing, Target and Merger Sub shall file the documents required by the Corporate Laws to effect the Merger.

4.   REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER



     Stockholder represents and warrants to Parent and Merger Sub that the statements contained in this Article 4 are correct and complete as of the date hereof, and will be correct and complete as of the Effective Time:

     4.1  Corporate Organization; Capitalization.

     4.2

          (a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has full corporate power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions (which are be set forth in Schedule
     4.1(a)) in which the ownership or leasing of its properties or the conduct of its business requires such qualifications.
     Stockholder is the only Person who owns, or has any right to own or acquire, any capital stock or other securities of Target.

          (b) Target's authorized capitalization consists of 1,000,000 shares of Common Stock, $1.00 par value, of which 1,000 shares (the "Target Shares") are issued outstanding and owned by Stockholder, free and clear of all Security Interests. No other shares of capital stock of Target are authorized, issued or outstanding. All of the outstanding shares of capital stock are validly issued, fully paid and nonassessable. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable or exchangeable for or relate to any shares of capital stock of Target.

     4.2 Other Businesses. Except for the ownership of less than one percent (1%) interests in securities of corporations the shares of which are publicly traded, Target does not own, directly or indirectly, any interest or have any investment in any corporation or other business. Without limiting the generality of the foregoing, Target does not have any Subsidiaries.

     4.3 Ownership of Competing Businesses. Except for the ownership of less than two percent (2%) interests in securities of corporations the shares of which are publicly traded, neither
Target, Stockholder nor, to Stockholder's Knowledge, any of Target's directors, officers or, other Key Employees (including pharmacists, technicians and managers) owns, directly or indirectly, any interest or has any investment or profit participation in any Person that is a competitor or potential competitor of, or which directly or indirectly does business with, Target.

     4.4 Financial Statements. Attached as Schedule 4.4(a) are copies of Target's balance sheets as of June 30, 2000 (the "Most Recent Fiscal Year End"), and the related statements of income, stockholders' equity and changes in financial position for the fiscal year then ended and will include the notes thereto, and all additional or supplemental information supplied therewith. Attached as Schedule 4.4(b) are copies of Target's balance sheet as of September 30, 2000 (the "Most Recent Fiscal Month End") and the related statements of income and stockholders' equity for the three (3) months then ended (and as of the corresponding date and for the corresponding period in the preceding fiscal year) and will include the notes thereto and all additional or supplemental information supplied therewith (the "Most Recent Financial Statements"). Except as set forth in Schedule 4.4(c), the financial statements attached as Schedules 4.4(a) and 4.4(b) (hereinafter collectively referred to as the "Financial Statements") are true, complete and correct in all material respects as of the respective dates and for the respective periods stated above; fairly present the properties, assets, financial position and results of operations of Target as of the respective dates and for the respective periods stated above; and have been prepared pursuant to and in accordance with GAAP applied on a consistent basis (with regard to the statements attached as Schedule 4.4(a)) or a modified cash basis (with regard to the financial statements attached as Schedule 4.4(b)). Without limiting the generality of the foregoing, all inventories reflected in the Financial Statements will be valued at the lower of cost or market, with cost determined using the first-in, first-out method; adequate provision will have been timely made in the Financial Statements for doubtful accounts and other receivables; sales will be stated in the Financial Statements net of discounts, returns and allowances; all Taxes assessable against Target and due or paid will be timely and adequately reflected in the Financial Statements and all Taxes assessable against Target and not yet due and payable will be timely and fully accrued or otherwise provided for therein; and Target has no Liability arising out of transactions entered into or any facts existing on or prior to the respective dates of the Financial Statements, except for Liabilities that will be timely reflected therein and except for contractual or other obligations of performance (other than obligations arising by reason of a default in performance) incurred in the Ordinary Course of Business and not required to be reflected in the Financial Statements under GAAP consistently applied. Any items of income or expense which are unusual or of a nonrecurring nature will be separately disclosed in the Financial Statements.

     4.5 Corporate Actions, Management and Bank Accounts. All corporate action of Target has been duly recorded in its corporate minute books and duly authorized and adopted in accordance with applicable law and its bylaws and charter documents (such bylaws and charter documents as currently in effect to be supplied to Parent in certified form as Schedule 4.5, which Exhibit shall also include a list identifying the directors and officers of Target). Schedule 4.5 also sets forth a complete list certified by Target's treasurer containing the names of all banks or any other financial institutions which are depositories of funds of Target, the names of all persons authorized to draw or sign checks or drafts upon such accounts established in said banks and financial institutions, and the names and locations of any institutions in which Target has safe deposit boxes and the names of the persons having access thereto.

     4.6 Taxes and Tax Returns. Schedule 4.6(a) contains copies of Target's federal income Tax Returns filed for fiscal years ended on and after December 31, 1997 through the Most Recent Fiscal
Year End. Target has timely filed all Returns required to be filed and paid in full all Taxes required to be paid by Target.
As of the time of filing, all such Returns correctly reflected
(and all Returns required to be filed by Target pursuant to Article 7 hereof will correctly reflect at the time of filing) the facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon. Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth on Schedule 4.6(b), (a) Target has no deficiency with respect to any tax period on account of Taxes,
(b) no Tax or related audit of Target is proposed or pending,
(c) no federal income Tax Returns of Target have been audited and reported upon by the Internal Revenue Service, (d) there are not in effect any waivers or extensions of statutes of limitations by Target respecting any Returns of Target, (e) Target has not filed any consent under Section 341(f) of the Code concerning collapsible corporations, (f) Target has not made any payments, nor is it obligated to make any payments, that will not be deductible under Code Section 280G, and (g) Target is not a party to any Tax allocation or Tax sharing agreement, and it does not have any Liability under Treasury Regulation Section 1.1502-6 or otherwise for the Taxes of any other Person. Target (and any predecessor of Target) has been a validly electing S corporation, within the meaning of Code Sections 1361 and 1362, from its inception and Target will continue to be an S corporation up to and including the Closing Date. Target has not, within the past ten (10) years, acquired assets from another Person in a transaction in which Target's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

     4.7  Recent Operations and Changes.  Except as set forth in
Schedule 4.7, since the Most Recent Fiscal Year End, (a) there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations or net worth of Target, (b) the business affairs of Target have been conducted in the same manner as theretofore conducted and in the Ordinary Course of Business and specifically, without limiting the generality of the foregoing, since such date there have been no material adverse changes to the customers, sales, products, prices and/or the terms of sales of Target, (c) no transaction has taken place, and no material Contract has been entered into by Target, other than in the Ordinary Course of Business, and
(d) specifically, without limiting the generality of the foregoing, there have been no material sales, removals or transfers of inventory (other than shipments of inventory in the Ordinary Course of Business), machinery, fixtures or other tangible or intangible assets of any nature from Target.

     4.8 Recent Casualties. Since the Most Recent Fiscal Year End, there has not been any material casualty affecting Target or loss, damage or destruction to any of its assets or properties, whether or not covered by or compensated under any insurance policy of Target.

     4.9 Other Recent Events. Since the Most Recent Fiscal Year End, Target has not:



          (a) except for $195,000 distributed to Stockholder, issued capital stock or declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

          (b) acquired all or substantially all of the stock or assets of any other Person, including any such acquisition structured as a merger or consolidation, or made any loan of money to or investment in any other Person;

          (c) created, incurred or assumed, or committed to create, incur or assume, any Liabilities, except for accounts payable, accrued expenses and other current Liabilities which (i) are not for borrowed money, (ii) were incurred in the Ordinary Course of Business, and (iii) have not been and will not be materially adverse to the general affairs, business, prospects, properties, financial position, results of operations or net worth of Target;

          (d) granted, suffered or permitted any Security Interest on any asset or property of Target, whether voluntarily or by operation of law other than in the Ordinary Course of Business;

          (e) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation of its personnel or agents outside of the Ordinary Course of Business;

          (f) adopted or amended any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation or other plan, agreement, trust, fund or arrangement for the benefit of employees or others;

          (g)  varied insurance coverage;

          (h)  altered or amended its charter documents or bylaws; or

          (i) entered into, materially amended or terminated or waived any right with respect to any material Contract or License other than in the Ordinary Course of Business.

     4.10 Liabilities. There are no Liabilities of Target (including Liabilities for unused vacation time), nor is there any Basis for such a Liability to be asserted against Target, which are not timely and adequately reflected, reserved for or specifically disclosed in the Financial Statements, except for (a) contractual or other obligations of performance (other than obligations arising by reason of a default in performance) incurred in the Ordinary Course of Business and not required to be reflected in the Financial Statements under GAAP consistently applied,
(b) Liabilities (other than Liabilities arising by reason of Target's default under any Contract or warranty, tort, infringement of any third party Rights or violation of any Legal Requirements) incurred in the Ordinary Course of Business since the date of the Most Recent Fiscal Month End and (c) as otherwise set forth in Schedule 4.10.

     4.11 Disclosures of Material Facts. Neither this Agreement nor any Exhibits or other documents furnished or to be furnished to Parent pursuant to this Agreement contain or will contain any untrue statement of a material fact or omit or will omit to state a material fact necessary in order to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither Target nor Stockholder has Knowledge of any events, transactions or other facts which, either individually or in the aggregate, may give rise to circumstances or conditions which could have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net worth of Target.

     4.12 Title To Personal Property. Target has good and marketable title to all personal property of any kind or nature owned by it, and has a valid leasehold interest or other legal right to use all other personal property used by it in its business, free and clear of all Security Interests, except for (a) Security
Interests for nondelinquent ad valorem Taxes, and (b) such non-monetary Security Interests as do not detract from or interfere with the present or reasonably foreseeable use of the properties subject thereto. All of the Security Interests referred to in clause (b) are set forth in Schedule 4.12. At the Closing, Target's assets and properties (including the Partnership
Equipment) will be free of all Security Interests, other than those Security Interests referred to in clause (b) above and set forth in Schedule 4.14(b).

     4.13 Condition and Extent of Property. All buildings and improvements and all of the machinery and equipment owned and/or used by Target are in good repair and in good operating condition and are adequate and sufficient to carry on Target's business as presently conducted.

     4.14 Real Property.

          (a) Schedule 4.14(a) lists by street address all real property and the ownership thereof which is owned, leased or used by Target in its business or in which Target has an interest (collectively, the "Properties"). Schedule 4.14(a) also includes copies of all deeds and leases to all Properties, together with all existing title insurance policies, legal opinions, title reports, appraisals, surveys, building plans and such other similar materials and instruments applicable to such Properties. Target owns no interest in real property other than the Properties.

          (b) Target has good and marketable fee simple title to all Properties owned by it and a valid leasehold interest in all Properties leased by it, free and clear of all Security Interests and other matters affecting title, use or occupancy, except for
     (i) Security Interests for nondelinquent ad valorem Taxes and
     (ii) such non-monetary Security Interests as do not detract from or interfere with the present or reasonably foreseeable use of the Properties subject thereto, (iii) landlord's liens and (iv) liens arising under indebtedness for borrowed money reflected on the Financial Statements. All of the Security Interests referred to in clause (ii) above are set forth in Schedule 4.14(b).

          (c) No Governmental Entity having jurisdiction over the Properties has given any written notice of a possible future imposition of assessments affecting the Properties or to exercise the power of eminent domain, and neither Target nor Stockholder has Knowledge of any such contemplated actions.

          (d) Schedule 4.14(d) lists by street address all real property previously owned, leased or used by Target or any predecessor or in which Target or any predecessor had an interest (collectively, the "Prior Properties").

     4.15 Real Property Compliance with Environmental and Other Laws. The Properties, the use of such Properties and the conduct of the business of Target thereon have not violated, and based upon present and foreseeable uses of such Properties will not violate, any Legal Requirements. Target has utilized, handled, stored, delivered for disposal, disposed of and transported all wastes, whether hazardous or not, in full compliance with all Legal Requirements and so as not to contaminate any of the Properties or any other properties and so as not to give rise to any reporting, remediation or clean-up obligation under any Legal Requirement. The Properties, the other assets of Target and Target's other property, including its buildings, fixtures, machinery, equipment and inventory (whether now or previously owned, leased or used by Target), have not been contaminated, tainted or polluted, nor will such properties or assets become contaminated, tainted or polluted, as a result of activities conducted by Target or the migration of contaminants from any adjacent property. None of the Properties appears on the National Priority List or any federal, state, local or foreign listing which identifies sites for remedial clean-up or investigatory actions. No asbestos, PCB's, urea-formaldehyde, underground storage tanks or plating operations are or were located on the Properties, and none of the Properties has been used to handle, treat, store or dispose of or has been contaminated (including contamination of soils, subsurface groundwater and surface waters located on, in or under such premises) with or by pollutants, wastes or any other substances, which contamination may give rise to a reporting, remediation or clean-up obligation with respect to such Properties or the property of others under any Legal Requirement. Schedule
4.15 lists all waste haulers used by Target since January 1, 1999. The provisions of this Section 4.15 shall also apply to
(a) the Prior Properties, with respect to actions, failures to act and conditions existing while Target owned, leased, used or had an interest in such Prior Properties, and (b) the real property of, and actions taken by, each Person controlled by Target during all periods in which Target controlled such Person.

     4.16 Customers and Suppliers. Schedule 4.16(a) lists the material customers of, and the material suppliers to, Target during the twelve (12) months ended December 31, 1999 and the nine (9) months ended September 30, 2000 (stating for each the dollar volume of the sales or purchases, as the case may be). Except as provided in the following sentence, Schedule 4.16(b) lists all of the existing Contracts of Target, whether written or unwritten, including all supply contracts, labor or employment agreements, leases, notes or other evidences of indebtedness, mortgages, guarantee agreements, pension, stock option, stock purchase, bonus, profit sharing and other employee or executive welfare or benefit plans or agreements, sales representation and distribution agreements, purchase orders and commitments, product warranties, and powers of attorney. Notwithstanding the foregoing, Schedule 4.16(b) need not list:

          (a) any purchase order or other similar Contract with a customer made (i) in the Ordinary Course of Business on or after the date hereof, or (ii) prior to the date hereof, in each case if Target is obligated to deliver or provide less than $10,000 in invoice value of goods or services (as applicable) in each transaction or series of related transactions; or

          (b) any purchase commitment or other similar Contract with a vendor or supplier made (i) in the Ordinary Course of Business at prevailing prices on or after the date hereof, or (ii) prior to the date hereof, in each case if such commitment involves less than $10,000 in each transaction or series of related transactions.

          (c) Stockholder has delivered to Parent copies of all written instruments evidencing the items listed in Schedule 4.16(b) and copies of the forms of written purchase and sales orders used by Target. The aggregate purchase orders from customers and purchase commitments from Target with vendors or suppliers outstanding at September 30, 2000, do not exceed $10,000 and $10,000, respectively. Such purchase orders and purchase commitments may be canceled at any time without penalty, except as described on Schedule 4.16(c).

     4.17 Contracts and Commitments.  All of the Contracts listed in
Schedule 4.16(b) and all of the Contracts not required to be listed by reason of clause (a) or (b) of Section 4.16 above are valid and binding obligations of the parties thereto in accordance with their respective terms, and no event has occurred under such Contracts that would constitute any breach of or default in any provision of any such Contracts or which would permit the acceleration or termination of any obligation of any party thereto or the creation of a Security Interest upon any asset or property of Target or which would give rise to any of the foregoing upon the giving of notice or lapse of time or both. Neither Target nor Stockholder has Knowledge of increased competitive activities, or of plans for such increased activities, in markets for Target's products or services as compared to the level of competitive activities experienced by Target in the past twelve (12) months. No information has been brought to the attention of Target or Stockholder which might reasonably lead any of them to believe that any customer or supplier of Target intends to cease dealing with Target, or intends to alter in any material adverse respect the amount of such customer's or supplier's dealings with Target, or would alter in any material adverse respect such dealings in the event of the consummation of the transactions contemplated hereby.

     4.18 Related Party Transactions. Except as set forth in Schedule 4.18(a), following the Closing, Target shall not have any future obligation or liability arising from any contracts, arrangements or other relationships between Target and any current or former corporate officer, director or stockholder of Target or any Person in which Target or any current or former corporate officer, director or stockholder of Target had a direct or indirect interest. No employee of Target has violated the published business policies of any third party with respect to gifts, services or corporate business practices. Except as described in Schedule 4.18(b), (i) Target does not have outstanding loans or other advances directly or indirectly to or from Stockholder, corporate officer, director or employee of Target or any Person in which Stockholder or Target has a direct or indirect interest, other than travel and business expense advances (not exceeding $1,000 per individual) in the Ordinary
Course of Business, and (ii) Target does not owe any indebtedness to any of its officers, directors, shareholders or employees
(other than accrued salaries or benefits payable in the Ordinary Course of Business), and does not have any indebtedness owed to it from any of its officers, directors, shareholders or employees, excluding indebtedness for travel advances or similar expenses (not excluding $1,000 per individual) for expenses incurred on or behalf of Target in the Ordinary Course of Business. Schedule 4.18(b) also lists all memberships held in social, country or other clubs or organizations, the fees or charges for which are directly or indirectly paid by Target.
Schedule 4.18(c) lists any corporate officer or other Key
Employee of Target who terminated employment with Target since
January 1, 2000. Stockholder has no Knowledge that any current officer or other Key Employee of Target intends to terminate his or her employment. Neither Target nor any person acting on behalf of Target has engaged in any business practice of the nature referred to in the Report of the SEC dated May 12, 1976, on Questionable and Illegal Corporate Payments & Practices.
Except for forgiveness of the $16,500 loan to Karen Jackson and J.T. Thames, since commencement of the period covered by the Financial Statements, Target has not forgiven or canceled, without receiving full consideration, any indebtedness owing to it by any current or former stockholder, corporate officer, director or other employee of Target, or any Person in which Target or any current or former stockholder, corporate officer or director of Target has or had a direct or indirect interest.

     4.19 Compliance with Laws; Litigation.

          (a) Target has complied with all applicable Legal Requirements (including with respect to its business, assets, business practices, products and services). Target is not subject to any judicial, governmental or administrative order, judgment or decree.

          (b) Except as set forth on Schedule 4.19(b), no litigation of any kind or nature or governmental or administrative investigation or proceeding to which Target is or may be a party is now pending or, to the Knowledge of Target or Stockholder, threatened; no claim which has not ripened into litigation or other such proceeding has been made or, to the Knowledge of Target or Stockholder, threatened against Target; and there will be no such claim, investigation, proceeding or litigation arising out of or relating to any facts, circumstances or conditions existing at any time as of or prior to the Closing, in each case whether or not covered by insurance.

     4.20 Licenses. Target has obtained all governmental and third party licenses, permits, approvals, authorizations, exemptions, classifications and certificates necessary to the conduct of Target's business or to the ownership of its properties
(collectively referred to herein as "Licenses"). Schedule 4.20 lists and includes copies of all Licenses.

     4.21 Product Defects; Product Warranties. Except to the extent reserved for on the Most Recent Financial Statements, Target has no Liability, and will not have any Liability following the Closing, on account of defective products or services, sold, provided or performed by or on behalf of Target, including
Liabilities on account of product warranties.

     4.22 Product Liability and Working Conditions. Except as described in Schedule 4.22, Target does not have any Liability arising out of (a) any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered by Target at any time prior to the Closing or
(b) Target's working conditions as they existed at any time prior to the Closing.

     4.23 Labor Relations; Employee Benefit Plans. No employees of Target are represented by a union or other labor organization and no representation question exists respecting the employees of Target. Target has complied with all applicable Legal
Requirements affecting employment and employment practices, terms and conditions of employment and wages and hours (including the Immigration Reform and Control Act of 1986, as amended), and has not engaged in any unfair labor practice. There has been no complaint alleging unfair labor practices against Target filed with the National Labor Relations Board. There has been no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Target or Stockholder, threatened against or affecting Target. There has been no grievance or arbitration proceeding against Target arising out of or under a collective bargaining agreement and no Basis therefor exists. No agreement which is binding on Target restricts it from relocating or closing any of its operations. Target has not experienced any work stoppage or other organized labor difficulty since July 1, 1995. There are no Employee Benefit Plans of Target that are subject to the provisions of ERISA, other than those that are listed and included as part of Schedule 4.16(b). Each of such Plans complies in all respects with the Code and ERISA and the regulations thereunder, no Reportable Event under ERISA or such regulations has occurred with respect to any of such Plans, and there exists no condition or set of circumstances which could result in a Reportable Event. The value of all accrued benefits under such Plans are fully funded by the assets of such Plans.
Schedule 4.23(a) consists of copies of the most recent actuarial reports and trustee reports with respect to each of such Plans. Target has not participated in any "multiemployer plan" as defined in ERISA. Schedule 4.23(b) lists and describes all of Target's Employee Welfare Benefit Plans and Employee Pension Benefit Plans that have been terminated since January 1, 1995.
The terminations of all such Employee Welfare Benefit Plans and Employee Pension Benefit Plans have been approved by the Internal Revenue Service if required and, in the case of any defined benefit pension plan, by the Pension Benefit Guaranty
Corporation. Schedule 4.23(c) consists of copies of all Internal Revenue Service "determination letters" received by Target and all approvals of the Pension Benefit Guaranty Corporation given in connection with any existing or terminated plan of Target.

     4.24 Inventories. Except (a) as reserved for on the Most Recent Balance Sheet and (b) for up to $5,000 of inventory in addition to any reserves established on the Most Recent Balance Sheet, all inventories (including raw materials, work in process and finished goods) of Target are, and on the Effective Time will be, in good condition, not obsolete or defective, and useable or saleable at Target's existing operating profit margins within one month from the Effective Time hereof in the Ordinary Course of Business of Target. Attached as Schedule 4.24 is an inventory valuation as of September 30, 2000.

     4.25 Accounts Receivable. Schedule 4.25(a) lists all receivables of Target written off or as to which a reserve has been provided since January 1, 1999. At least seventy-five percent (75%) of Target's receivables reflected in the Most Recent Balance Sheet, will be collected in the Ordinary Course of Business without resort to legal proceedings and will be paid in cash within 90 days of the Closing Date. Schedule 4.25(b) consists of aged accounts receivable trial balances at September 30, 2000 and June
30, 2000.

     4.26 Tangible Personal Property. Schedule 4.26(a) lists all of the tangible personal property and the ownership thereof which is either owned or used by Target, except for (i) items of inventory or supplies reflected on Target's Most Recent Balance Sheet,
(ii) items having an initial unit cost of $1,000 or less (which items do not exceed $100,000 in the aggregate), and (iii) items to be acquired after the Effective Time to the extent the acquisition thereof is not prohibited under Article 6 below.
Except as described in Schedule 4.26(b), all tangible personal property owned or used by Target is situated at the business premises of Target and is currently used by Target in its business. Schedule 4.26(c) lists or describes all tangible personal property owned by, or an interest in which is claimed by, any other Person (whether a customer, supplier or other
Person) for which Target is responsible (copies of all Contracts relating thereto have been delivered as part of Schedule
4.16(b)), and all such property is in the actual possession of Target and is in such condition that, upon the return of such property in its present condition to its owner in accordance with the terms of any Contract relating thereto, Target will not be liable in any amount to such owner.

     4.27 Patents, Trademarks, Licenses and Trade Secrets. The copyrights, patents, invention disclosures, trademarks, trade names and service marks, whether registered or held under common law, and all applications therefor that are pending or in the process of preparation, and trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (the "Rights"), to the extent directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by Target or Stockholder (or, to the extent currently involving Target, owned, licensed or controlled in whole or in part by any present or former corporate officer, director or other employee of Target), are listed (or in the case of trade secrets and secret processes, generally described) in Schedule 4.27. Schedule 4.27 lists all licenses and other Contracts allowing Target to use Rights of third parties in the United States or foreign countries. Schedule 4.27 contains a complete and accurate list of all Rights in which Target has any direct or indirect interest. Except as set forth in Schedule 4.27, (a) Target is the sole and exclusive owner of the Rights listed in Schedule 4.27, free and clear of any Security Interests, licenses or sublicenses, and no governmental registration of any of the Rights of Target has lapsed, expired or been canceled, abandoned, opposed or is the subject of a re-examination request, (b) there have been no claims, and there is no Basis for any claim, challenging the scope, validity or enforceability of any of the Rights, (c) there are no instances where it has been held, claimed or alleged, whether directly or indirectly, and neither Target nor Stockholder has Knowledge of any Basis upon which a claim may be made, that any activity of Target infringes upon the Rights of any third party or that any activity of any third party infringes upon any of the Rights of Target. Except as set forth in Exhibit 4.27, Target has been and is now conducting its business in a manner which has not been and is not now in violation of any Right of another and does not require a license or other proprietary right from another Person to so operate its business.

     4.28 Compensation and Other Benefits. Schedule 4.28 sets forth the names, positions and annual salaries of all corporate officers and other non-hourly rated employees of Target receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of $40,000, together with the amount of bonuses and description of agreements or arrangements for commissions and other compensation or benefits of any nature to be paid or provided to any of such persons pursuant to agreement, custom or present understanding. Except for group policies set forth in Schedule 4.16(b), there is no insurance policy on the life of any of such officer or other person, the premium for which is paid, or contributed to, by Target.

     4.29 Insurance. Schedule 4.29 contains a full and complete list of all policies of insurance insuring Target or any of its assets or properties (whether owned or leased) against casualty, Liability or other risks, and such policies provide adequate coverage for all risks normally insured against. All of the policies of insurance to be described therein (copies of which have been delivered as part of Schedule 4.16(b)) are in full force and effect as stated therein and the premiums therefor have been paid as they became due and payable.

     4.30 Authority. Stockholder has full power and authority to enter into this Agreement and the other agreements contemplated hereby as to which Stockholder is a signatory (the "Ancillary Agreements"), including the agreements described in Section 6.16 below to which Stockholder is a party, and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Stockholder and the Ancillary Agreements, upon execution by Stockholder signatory thereto, will have been duly executed and delivered by Stockholder, and each such agreement is or upon execution will be a valid and legally binding obligation of Stockholder, enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity.

     4.31 Noncontravention. Except as set forth in Schedule 4.31, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated herein or therein, will (a) constitute or cause a breach, default or violation of the charter documents or bylaws of Target, or any License to which Target or Stockholder is a party, (b) cause a Security Interest to attach to any of Target's assets or properties or to the Stock Consideration, (c) result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any such License or (d) require a consent of any Person to prevent such breach, default, violation, Security Interest, acceleration, right or termination or to permit the consummation of the transactions contemplated by this Agreement.

     4.32 Governmental Approvals of Agreement. No approval of or filing with any Governmental Entity is necessary to authorize the execution and delivery of this Agreement and the Ancillary
Agreements by Target or Stockholder or the consummation of the transactions contemplated herein and therein by Target and Stockholder.

     4.33 Broker's Fees.  Neither Target nor Stockholder has any
Liability to pay any fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement.

     4.34 Compliance with Medicare/Medicaid Programs. Except as otherwise noted on Schedule 4.34 attached hereto, Target is qualified for participation in the Medicare and Medicaid reimbursement programs and is a party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Neither Stockholder nor Target has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. Neither Stockholder nor Target has (a) committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicare programs, including, but not limited to, defrauding a government program, loss of a license to provide health care services, and failure to provide quality care, or (b) engaged in any prohibited reassignment of Medicare or Medicaid program accounts receivable. Neither Stockholder nor Target has been or is excluded from participation in the Medicaid or Medicare programs.

     4.35 Filing of Third-Party Payor Claims. Target has timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including, but not limited to, the Medicare and Medicaid reimbursement programs. All such claims or reports ("Third-Party Payor Claims") are complete and accurate in all material respects. Except as otherwise noted on Schedule
4.35 attached hereto, there are not pending any appeals, overpayment determinations, adjustments, challenges, audits, litigation or notices of intent to reopen Medicare and/or
Medicaid claims, determinations or other reports required to be filed by Target in order to be paid by a Payor for services rendered.

     4.36 Fraud and Abuse. Except as set forth in Schedule 4.36, neither Target, Stockholder nor any persons and/or entities providing professional services therefor have engaged in any activities which are prohibited under Sec. 1320a-7b of Title 42 of the United States Code, or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following:

          (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

          (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

          (c) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to fraudulently secured such benefit or payment; and

          (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by the Medicare or Medicaid reimbursement programs, or (ii) in return for purchasing, leasing or ordering or arranging for or recommending, purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part by the Medicare or Medicaid reimbursement programs.

     4.37 Compliance with Stark I and II. Neither Target, Stockholder, nor any person proving professional services on behalf of Target has engaged in any activities which are prohibited under Section 1395nn of Title 42 of the United States Code (subject to the exceptions set forth therein), including the referring of a patient for "designated health services" (as defined by 42 U.S.C. Section 1395nn) to or providing designated health services to a patient upon a referral from an entity or person which the Target or Stockholder (or an immediate family member thereof) has a financial relationship and to which no exception under said section applies.

     4.38 Investment Intent and Sophistication. Stockholder is acquiring the shares of capital stock of Parent to be issued pursuant to the Merger for its own account for investment and not with a view towards distribution. Stockholder is an "accredited investor" as defined in Rule 501 of the Securities Act, and has reviewed Parent's Annual Report on Form 10-K for the Year Ended June 30, 1999 (including, without limitation, the risks and considerations described therein under the caption "Certain Business Factors"). Stockholder has had the opportunity to ask questions and receive answers from Parent regarding its business, assets, results of operations and financial condition. Stockholder is able to bear the economic risk of receiving the shares in the Merger, and has such Knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Parent. Stockholder understands that the shares of stock received by Stockholder in the Merger have not been registered pursuant to the Securities Act or under applicable state securities laws, and that such shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Stockholder acknowledges that no representations have been made to him by Parent regarding the ability to dispose of shares of stock received in the Merger. Stockholder understands that the certificates representing the Parent Preferred Stock shall contain, in addition to any legends required by applicable law or other agreement, a legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
     BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933,
     AS

     AMENDED, OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     4.39 Advisors. Stockholder has relied on his own legal, tax and other advisors regarding this transaction, and has not relied on any statements or representations from Parent or its advisors with regard to any matters pertaining to this transaction, including, without limitation, the treatment of the Merger as a tax-free reorganization under the Code.

5.   REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to Stockholder that the statements contained in this Article 5 are correct and complete as of the date of the date hereof, and will be correct and complete as of the Closing Date:

     5.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has full corporate power and authority to enter into and perform this Agreement and each other instrument, agreement and document to be executed by it in connection herewith. Merger Sub is a corporation validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to enter into and perform this Agreement and each other instrument, agreement and document to be executed by it in connection herewith.

     5.2 Due Authorization. The execution, delivery and performance of this Agreement and such other agreements, instruments and documents to be executed in connection herewith by Parent and Merger Sub have been duly authorized by the Board of Directors of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and the application of general principles of equity. The execution, delivery and performance of this Agreement by Parent and Merger
Sub will not (a) violate any federal, state, county or local law, rule or regulation or Legal Requirement applicable to Parent and Merger Sub or its property, (b) violate or result in the cancellation of, any agreement to which Parent or Merger Sub is a party or by which it or its property is bound, (c) result in the acceleration of the maturity of any indebtedness of, or any indebtedness secured by the property of, Parent or Merger Sub, or
(d) violate any provision of Parent's or Merger Sub's articles of incorporation or by-laws. No action, consent or approval of or filing with any federal, state, county or local governmental authority is required in connection with the execution, delivery or performance of this Agreement (or any other agreement, instrument or document executed in connection herewith by Parent or Merger Sub), except for filings required under applicable federal and state securities laws.

     5.3 Broker's Fees. Parent has no Liability to pay any fees or commissions to any broker, finder, financial advisor or agent with respect to the transactions contemplated by this Agreement.

     5.4 Securities to be Issued. When delivered to Stockholder pursuant to this Agreement, the Parent Preferred Stock will have been duly and validly issued (free of any preemptive rights of shareholders), and will be fully paid and non-assessable.

6.   COVENANTS OF STOCKHOLDER

     Stockholder covenants and agrees that from and after the date hereof until the Effective Time, except with Parent's prior written consent:

     6.1 Preservation of Business. Target will carry on its business in a good and diligent manner consistent with prior practice in the Ordinary Course of Business, will not introduce any new method of management or operation, and will use its best efforts to preserve its business organization intact and preserve the goodwill and relationships of its customers, suppliers and others having business relations with it and the services of all officers, employees, agents and representatives.

     6.2 Preservation of Corporate Status. Target will maintain its corporate existence and good standing in its state of incorporation and in each jurisdiction in which it is required to be qualified to do business, and it will not amend its charter documents or bylaws from the forms to be delivered to Parent as
Schedule 4.5.

     6.3 No Dividends or Distributions. Target will not declare, make, set aside or pay any payment, dividend or other distribution of any nature in respect of any of its capital stock nor will it, directly or indirectly, issue, redeem, retire, purchase or otherwise acquire any of its shares of capital stock.

     6.4 Restrictions on Compensation and Benefits. Target will not increase the compensation or rate of compensation payable or to become payable to directors, corporate officers or other employees of Target, or accrue, set aside or pay for or on behalf of any director, corporate officer or other employee any bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation and will not consent, adopt or agree to any plan with respect to the same.

     6.5 No Modifications of or New Contracts and Commitments. Target will not waive a material right or cancel a material Contract or Liability, or assume or enter into a material Contract, Liability, purchase or sale, and, except in the Ordinary Course of Business, Target will not enter into or assume any other Contract, Liability, purchase or sale. For purposes of this Section 6.5 and without limiting the generality of the foregoing, all indebtedness for borrowed money, and Contracts having a duration in excess of three (3) months (other than sales contracts with customers or purchase contracts with suppliers in the Ordinary Course of Business), are deemed to be material and not in the Ordinary Course of Business.

     6.6 Restrictions on Payment of Certain Obligations. Target will not discharge or satisfy a Security Interest or pay or perform any Liability, other than (a) Liabilities reflected in the Most Recent Financial Statements and (b) current Liabilities incurred in the Ordinary Course of Business since the Most Recent Fiscal Month End, and then, in either case, only as required by the express terms of the Contract or other instrument pursuant to which the Liability was incurred.

     6.7 No New Security Interest. Target will not enter into or assume any Security Interest or other title retention agreement, permit any Security Interest of any kind to attach to any of its assets or properties, whether now owned or hereafter acquired, or guarantee or otherwise become contingently liable for any obligation, security or dividend of another Person, except obligations arising by reason of endorsement for collection and other similar transactions in the Ordinary Course of Business.

     6.8 No Capital or Other Material Transactions. Target will not make any capital contribution or investment in any Person.
Target will not acquire or dispose of a capital asset having an initial cost of $1,000 or more. Target will not merge or consolidate with any other Person or acquire any assets of any other Person (other than inventory in the Ordinary Course of Business or as otherwise specifically permitted by this Agreement).

     6.9 No Material Change to Inventories. Target will not alter the physical content or character of any of its inventories so as to affect the nature of its business or result in an increase or a decrease in the total dollar valuation thereof other than as a result of transactions in the Ordinary Course of Business.

     6.10 Taxes, Tax Returns and Business Insurance. Target will (a) duly and timely file all Returns required to be filed by it with any Governmental Entity and will promptly pay when due all Taxes owed by it; (b) maintain and keep in good order all buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property used or useable in its business in good condition, repair and working order; (c) maintain in full force and effect all policies of insurance now in effect; and (d) not do any act or omit any act or permit any action or omission to act, within its control, which will cause a material breach or default in any respect in any of its Contracts.

     6.11 Cooperation with Parent's Due Diligence. Target will afford Parent and its representatives full access during normal business hours on reasonable notice to all of its stores, offices, properties and records, including such access as may be necessary to allow Parent at its expense to make an audit or otherwise attempt to satisfy itself that the representations and warranties contained in this Agreement are correct and complete and that the conditions and covenants contained in this Agreement have been satisfied or complied with. Target will furnish documents and all such other information concerning its properties and business as Parent may reasonably request; provided, however that any investigation or inquiry made by or on behalf of Parent, or Knowledge obtained by Parent, shall not in any way limit or otherwise affect the representations and warranties contained in this Agreement or their survival of the Closing.

     6.12 Real Property Deliveries.  [Intentionally Omitted.]

     6.13 Good Standing Certificates. Target will, upon the execution of this Agreement, furnish Parent with certificates of good standing from the appropriate agencies certifying that

Target is in good standing in the jurisdiction of its incorporation and in each of the jurisdictions in which it is required to be qualified to do business as a foreign corporation.

     6.14 Maintenance of Stockholder's Representations and Warranties. Neither Target nor Stockholder shall take any action or omit to take any action within the control of any of them to the extent such action or omission might result in any of the representations or warranties contained in this Agreement being inaccurate or incomplete on and as of the Closing Date.

     6.15 Exclusive Negotiations. For the period from the date hereof until December 31, 2000 or until the date this Agreement is terminated in accordance with Article 10 below, whichever is earlier, Stockholder and Target and its corporate officers and directors and all of their respective representatives will negotiate exclusively with Parent and its representatives with regard to any disposition of Target, its capital stock, its assets and/or its business and neither Target nor Stockholder, or Target's corporate officers, directors or representatives will initiate or entertain discussions or negotiate or enter into any Contract with any other Person, as to any sale of Target, its capital stock, its assets and/or its business, or any merger or other business combination involving Target, its assets and/or its business, without the prior written consent of Parent.

     6.16 Covenant Not to Compete and Non-solicitation. In consideration of the execution and delivery of this Agreement by Parent, and in consideration of, among other things, the delivery by Parent of the Merger Consideration to Stockholder, and as additional consideration therefor, Stockholder agrees that during the Restricted Period (as defined below), neither of Stockholder nor any entity or person controlled by Stockholder will, directly or indirectly (including, but not limited to, as a partner, shareholder, director, officer or employee of, or lender or consultant to, any other person or entity, or in any other capacity):

          (a) within, into or from the Restricted Territory (as defined below) engage or cause others to engage in the Acquired Business, or any aspect thereof in competition with Parent, its Subsidiaries or Affiliates,

          (b) solicit in respect of the Acquired Business, any person or entity that is or was within the twelve (12) months preceding the date of this Agreement a customer, supplier and/or patient of Target in any manner that could reasonably be anticipated to adversely affect the Surviving Corporation's conduct of the Acquired Business in the Restricted Territory,

          (c) solicit, take away, hire, employ or endeavor to solicit, employ or hire any person who is an employee of the Surviving Corporation, any Affiliate of the Surviving Corporation or the Acquired Business.

For purposes of this Agreement, the term "Restricted Period" shall mean the period ending five (5) years from the date hereof. For purposes of this Agreement, the term "Restricted Territory" shall mean (i) Collin, Dallas, Denton and Tarrant Counties in the state of Texas, and (ii) any area within 100 miles of the borders of Collin, Dallas, Denton or Tarrant Counties. If Stockholder violates any obligation under this Section 6.16(b), then the Restricted Period hereunder shall be extended by the period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated. At or prior to the Closing, the persons listed on the attached Schedule 6.16 will enter into employment agreements with Surviving Corporation substantially in the form attached as
Exhibit 6.16 (the "Employment Agreements").

     6.17 [Reserved].

7.   TAX MATTERS

     7.1 Tax Matters and Post-Closing Cooperation. Stockholder shall timely prepare and file the final Tax Return for Target in for the tax year of Target ending as of the Effective Time in accordance with all Legal Requirements, and be liable for, shall pay, and indemnify Parent against and hold Parent harmless from, all Taxes Liability associated therewith.

     7.2 Transfer Taxes. Stockholder shall bear and pay all sales, use, transfer and documentary Taxes and recording and filing fees, if any, applicable to the transactions effectuated pursuant to the terms of this Agreement.

     7.3 Access to Records Following Closing. Parent and Stockholder agree that so long as any books, records and files retained by Stockholder relating to the business of Target, or the books, records and files delivered to Parent pursuant to this Agreement
(to the extent they relate to the operations of Target prior to the Closing Date) remain in existence and available, each party
(at its expense) shall have the right upon prior notice to inspect and make copies of the same at any time during business hours for any proper purpose.

8.   STOCKHOLDER'S CONDITIONS PRECEDENT

     All of the following shall be conditions precedent to Stockholder's obligation to consummate the transactions contemplated by this Agreement:

     8.1 Accuracy of Parent's Representations and Warranties. The representations and warranties made by Parent herein shall be correct and complete on and as of the date when made, and on and as of the Closing Date as if made on and as of that date, and Stockholder shall have received a certificate dated the Closing Date signed by an officer of Parent to the foregoing effect.

     8.2 Corporate Approvals. All necessary action (corporate or otherwise) shall have been taken by Parent to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Stockholder shall have received the Certificate, dated as of the Closing Date, of an officer Parent to the foregoing effect.

     8.3 Ancillary Documents. Parent or the Surviving Corporation, as applicable, shall have executed and delivered each Ancillary
Agreement required to be executed and delivered by it pursuant to the terms of this Agreement.

     8.4 No Legal Restraints. There shall not be in effect any statute, rule or regulation which makes it illegal for Stockholder to consummate the transactions contemplated hereby, or any order, decree or judgment which enjoins Parent or Stockholder from consummating the transactions contemplated hereby, except that the lack of any such order, decree or judgment shall not be a condition precedent if Parent shall have offered and provided an indemnity to Stockholder with respect thereto that is reasonably satisfactory to Stockholder.

     8.5 No Adverse Legal Actions . No suit, action or other proceeding shall be pending or threatened before any Governmental Entity seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any Governmental Entity in connection with this Agreement or the transactions contemplated herein, except that the existence or threat of such suit, action or other proceeding, or the commencement of such investigation or inquiry, shall not be a condition precedent if Parent shall have offered and provided an indemnity to Stockholder with respect thereto that is reasonably satisfactory to Stockholder.

9.   PARENT'S CONDITIONS PRECEDENT



     All of the following shall be conditions precedent to Parent's obligation to consummate the transactions contemplated by this Agreement:

     9.1 Accuracy of Stockholder's Representations and Warranties. All representations and warranties made by Stockholder, whether contained in this Agreement or in any written document delivered to Parent pursuant hereto, shall be correct and complete on and as of the date when made, and on and as of the Closing Date as if made on and as of that date, Stockholder shall have complied with all of his respective obligations under this Agreement (including performance of the covenants contained in Article 6) and Parent shall have received a certificate dated the Closing Date signed by Stockholder to the foregoing effect.

     9.2 Opinion of Stockholder's Counsel. Parent shall have been furnished with the opinion of William H. Blair, counsel to Stockholder, dated as of the Closing Date and in the form of
Exhibit 9.2.

     9.3 Corporate Approvals. All necessary action (corporate or otherwise) shall have been taken by Stockholder and Target to authorize, approve and adopt this Agreement and the consummation and performance of the transactions contemplated hereby, and Parent shall have received a certificate, dated as of the Closing Date, of the Stockholder to the foregoing effect.

     9.4 No Legal Restraints. There shall not be in effect any statute, rule or regulation which makes it illegal for Parent to consummate the transactions contemplated hereby or any order, decree or judgment which enjoins Parent or Stockholder from consummating the transactions contemplated hereby.

     9.5 No Adverse Legal Actions. No suit, action or other proceeding shall be pending or threatened before any Governmental Entity seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any Governmental Entity in connection with this Agreement or the transactions contemplated herein.

     9.6 Accuracy of Documents. There shall not have been any material error, misstatement or omission in any Schedule, Exhibit, information or other document delivered or to be delivered to Parent in connection herewith.

     9.7 No Material Adverse Change. During the period from the date hereof to the Effective Time (a) there shall not have been any material adverse change, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations or net worth of Target (whether as a result of any casualty or disaster, accident, labor dispute, exercise of the power of eminent domain or other governmental act, or as a result of any other event or circumstance) and (b) Target shall not have sustained any loss or damage to its assets or properties, whether or not insured, which materially and adversely affects its ability to conduct its business.

     9.8 Ancillary Agreements. Stockholder shall have entered into the Ancillary Agreements.

     9.9  [Reserved].

     9.10 [Reserved].

     9.11 Closing Certificate. Parent shall have received a certificate dated as of the Closing signed by Stockholder representing that (a) all Liabilities of Target at the Closing which are not reflected in the Most Recent Financial Statements are only Liabilities incurred since the date of the Most Recent Financial Statements in the Ordinary Course of Business (none of which was incurred in violation or contravention of any provision of this Agreement and none of which arose by reason of any breach of Contract or warranty, tort, infringement of any third party Rights or violation of any Legal Requirements) and (b) Parent's conditions precedent provided in Sections 9.1 and 9.3 through
9.10 above have been satisfied. The delivery of such certificate shall in no way diminish or supersede the representations and warranties of Stockholder made in this Agreement.

10.  EXAMINATION PERIOD AND TERMINATION

     The following provisions shall apply during the period prior to the Closing (except as otherwise indicated):

     10.1 Examination and Contingency Period. At the date hereof, Parent has not yet had an opportunity to complete its review, analysis, examination, investigation, testing and inspection of the business, operations, prospects, assets, liabilities, properties and affairs of Target (collectively, "Review"), or the Exhibits, Schedules, information and other documents attached or delivered pursuant to this Agreement. Parent shall have all of the period through the date which is 30 days after the date of this Agreement in which to Review all of the facts, information and other matters contained or referenced therein, and otherwise to complete its Review. If in Parent's good faith judgment there is any inaccuracy or incompleteness in any representation or breach of any warranty contained herein, or any failure of Stockholder to perform any agreement or covenant or to satisfy any condition contained in this Agreement, or any error, misstatement or omission with regard to any of the Exhibits, Schedules, information or other documents referred to herein, or if Parent, in its sole judgment, is not satisfied with the contents of any of the Exhibits, Schedules, information or other documents, or with the results of its Review, Parent may terminate this Agreement at any time prior to the end of such period by written notice to Stockholder's.

     10.2 Termination of Agreement by Mutual Agreement. This Agreement may be abandoned or terminated on or before the Closing by mutual agreement of Parent and Stockholder. If the Closing shall not have taken place on or prior to November 8, 2000, either Parent or Stockholder may terminate this Agreement upon five (5) days prior written notice so long as the failure to close the transactions contemplated by this Agreement shall not have been the result of a failure by the terminating party to perform and comply with the terms and conditions of this Agreement.

     10.3 Termination of Agreement for Other Reasons. In addition to Parent's rights provided elsewhere in this Article 10, Parent or Stockholder may terminate this Agreement at any time prior to the Closing by giving the other written notice thereof, if and only if.

          (a) there is a breach of or failure to perform any of the warranties, commitments, covenants or conditions under this Agreement in any material respect by the non-terminating party; or

          (b) there exists any material error, misstatement or omission on the part of the non-terminating party with respect to any representation or warranty contained herein (including the Exhibits, Schedules, documents and other information delivered in connection herewith).

Such notice shall clearly specify the breach or failure of such notified party to perform any of its warranties, representations, commitments, covenants or conditions, or the error, misstatement or omission on the part of the notified party. If either Parent or Stockholder terminates this Agreement pursuant to this Section 10.3, such termination shall not discharge the non-terminating party from any Liability to the terminating party on account of the breach, failure to perform, material error, misstatement or omission which formed the Basis for such termination.

     10.4 Waiver of Conditions. By an instrument in writing delivered to Parent or Stockholder (as the case may be), Parent or Stockholder may waive any condition precedent contained herein for the benefit of the party delivering such waiver and, upon the exercise of such right of waiver, the transactions contemplated hereby shall be consummated in accordance with the terms contained in this Agreement as modified by said writing.

     10.5 Effect of Certain Terminations. If this Agreement is abandoned or terminated as provided in Sections 10.1 or 10.2 above, this Agreement shall forthwith become wholly void and of no effect, without Liability of any party to another.

     10.6 Payment of Expenses; Transfer Taxes. Regardless of whether the transactions contemplated by this Agreement are consummated, each of Parent, on the one hand, and Stockholder, on the other hand, shall pay all fees and expenses incurred by such party in connection herewith (including, in the case of Stockholder, expenses related to the services of Stockholder's and Target's counsel and accountants with respect to the transactions contemplated hereby); provided that up to $4,000 of such fees and expenses of Stockholder or Target may be paid by Target. Notwithstanding anything in this Agreement to the contrary, all transfer, sales, use or other similar Taxes resulting from the consummation of the transactions contemplated hereby shall be paid by Stockholder.

11.  INDEMNIFICATION

     11.1 Stockholder Indemnities.

          (a) Without limiting any other rights or remedies available to Parent and Surviving Corporation, but subject to the provisions of Section 11.3, Stockholder shall indemnify, defend and hold harmless Parent, Parent's Subsidiaries and other Affiliates,
     Target and the respective officers, directors, employees, attorneys, agents and stockholders (other than Stockholder and any related of Stockholder) of the foregoing (the "Parent Indemnified Parties") from, against and with respect to any claim, Liability, obligation, loss, damage, assessment, judgment, settlement, cost and expense, including costs attributable to the loss of the use of funds to the date on which the indemnification payment is made hereunder, reasonable attorneys' and accountants' fees, and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand (individually, a "Loss" and collectively, "Losses"), of any kind or character (and without giving effect to any Tax benefit to the indemnified party), arising out of or in any manner incident, relating or attributable to (a) any breach of a representation or warranty of Stockholder contained in this Agreement, in the Ancillary Agreements or in any certificate, instrument of transfer or other document or agreement executed by Stockholder in connection with this Agreement or otherwise made or given in connection with this Agreement (together with this Agreement and the Ancillary Agreements, the "Stockholder Agreements"), in each case without regard to any disclosure in Schedule 4.19(b), (b) any failure by Target or Stockholder to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by Target or Stockholder under the Stockholder Agreements, (c) reliance by Parent on any books or records of Target or on any information furnished to Parent pursuant to this Agreement by or on behalf of Target, Stockholder or any of Target's directors, officers or other employees, (d) any of the matters described or referred to in Section 4.15 above with respect to the period through the Closing, including
     Target's handling, storage, use, disposal, delivery for disposal or generation of hazardous or toxic substances, wastes of any kind or similar materials, or the contamination of the Properties or the Prior Properties with or by pollutants, wastes or any other substances, in each case without regard to (i) any disclosure regarding such matters in the Exhibits attached hereto, (ii) the results of any environmental investigation or audit, or (iii) Parent's Knowledge of any such matter at or prior to the Closing, (e) the enforcement of Parent's rights under this Agreement, (f) any Contracts, negotiations or other dealings by Target or Stockholder with any Person other than Parent concerning the sale of the capital stock or substantially all of the business or assets of Target, or (g) any claim, demand or allegation by any third party relating to any of the foregoing.

          (b)  Notwithstanding anything to the contrary contained herein
     (i) Parent shall not make any claim for indemnity against Stockholder hereunder until the aggregate of all claims equals or exceeds $10,000 (other than indemnities arising under Section
     4.24 or Section 4.25, for which no basket applies), and (ii) in no event shall the aggregate claims for indemnity against Stockholder hereunder exceed the sum of the Cash Amount plus the Agreed Share Value of the Holdback Shares and the Closing Shares.

     11.2 Parent's Offset Rights Against Holdback Shares. At any time or from time to time prior to the issuance of the Holdback
Shares, Parent or the Surviving Corporation shall be entitled, in addition to, and not in lieu of, any other right or remedy which Parent may have against Stockholder, to notify Stockholder in writing (an "Offset Notice") that Parent reasonably believes that it is entitled to indemnity for Losses under Section 11.1. Any
Offset Notice provided hereunder shall identify the provision of this Agreement which Parent believes entitles it to such indemnity for Losses and shall briefly identify the facts which constitute the basis for each such claim of indemnity and the dollar amount of such claim. If on or before thirty (30) days after delivery of the Offset Notice, Stockholder shall not have objected thereto, Parent shall be entitled to offset against any portion of the unissued Holdback Shares the amount of the Losses claimed in the Offset Notice (and thus to reduce the number of Holdback Shares to be delivered in respect of such portion of the Merger Consideration). Notwithstanding any offset rights exercised pursuant to this Section 11.4, to the extent that the actual amount of any Losses arising from a claim for indemnity set forth in an Offset Notice shall exceed the value of the offset against the Merger Consideration claimed, Stockholder shall remain liable for, and shall promptly reimburse Parent or the Surviving Corporation, the amount of any such excess Losses.
If on or before thirty days following delivery of the Offset
Notice, Stockholder shall notify Parent that Stockholder questions the amount of any Losses for which indemnity is claimed therein (or the entitlement to indemnity), Parent shall nonetheless be entitled to exercise its rights of offset provided for in this Section 11.4, but in lieu of reducing the Holdback
Shares immediately, shall defer issuance of the Holdback Shares having a Closing Average Value to the amount of the maximum amount of disputed claim until such time as (i) Parent shall have received written authorization from Stockholder to retain such unissued portion of the Holdback Shares in partial or total satisfaction of Parent's applicable claim for indemnity, or (ii) Parent shall have delivered to Stockholder a certified or file-stamped copy of a final decision of a court of competent jurisdiction establishing the amount of such Losses or directing a specific distribution of all or any part of the Holdback Shares being retained by Parent pursuant to this Section 11.4. It shall be a condition to Parent's obligation to defer applying any unissued portion of the Holdback Shares, subject to the resolution of Stockholder's objection to the amount of Losses claimed or the entitlement to indemnity with regard thereto, that Stockholder specify in writing the provisions of this Agreement and other facts supporting such objection. Neither Parent nor the Surviving Corporation shall be obligated to exercise the rights of offset provided for in this Section 11.4, and no failure to exercise any such right of offset shall relieve
Stockholder of his indemnity obligations under Section 11.1, or otherwise. For purposes of determining the number of Holdback
Shares to be withheld or retained by Parent in satisfaction of part or all of Stockholder's indemnification obligations pursuant to this Section 11.4, such Holdback Shares shall be valued at the Closing Average Value. At the expiration of the Holdback Period, Parent shall issue to Stockholder any Holdback Shares that are not then subject to an unresolved Off-Set Notice. Upon the resolution of any Loss that is the subject of an Off-

Set Notice following the expiration of the Holdback Period, Parent shall issue to Stockholder any Holdback Shares that have not otherwise been used to offset Losses pursuant to this Section
11.4.

     11.3 Survival of Stockholder's Representations and Warranties. The representations and warranties contained in this Agreement (other than the representations and warranties contained in Sections 4.1, 4.6, 4.15, 4.18, 4.21, 4.22, 4.23, 4.34, 4.35,
4.36, 4.37, 4.38 and 4.39) and in any of the other Stockholder Agreements to be delivered at the Closing, shall survive for a period of one (1) year following the Closing Date. The representations and warranties contained in Sections 4.1, 4.6, 4.15, 4.18, 4.21, 4.22, 4.23, 4.34, 4.35, 4.36, 4.37, 4.38 and
4.39 of this Agreement and the obligations of Stockholder pursuant to Section 11.1 above shall survive the Closing Date (without limitation).

     11.4 Notice to Indemnifying Party. If any of the Parent Indemnified Parties (the "Indemnitee") has a claim or potential claim or receives notice of any claim or potential claim or the commencement of any action or proceeding that could give rise to an obligation on the part of Stockholder (the "Indemnifying Party") to provide indemnification pursuant to Section 11.1, Parent, on behalf of the Parent Indemnified Parties, shall promptly give the Indemnifying Party notice thereof; provided that no failure by Indemnitee to provide any notice, permit any participation or seek any consent under this Article 11 shall relieve the Indemnifying Party of its obligations under this
Article 11 unless and only to the extent that such failure shall increase the amount of a Loss. Such notice shall describe the claim in reasonable detail, shall indicate the amount (estimated if necessary) of the Losses that has been or may be sustained by the Indemnitee and shall be accompanied by supporting documentation, if any. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted Liability of the Indemnitee. If the Indemnifying Party elects to compromise or defend such asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the asserted Liability so requires) notify the Indemnitee of its intent to do so and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted Liability. If the Indemnifying Party fails to compromise or defend such asserted Liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may, at the Indemnifying Party's expense, pay, compromise or defend such asserted Liability. Notwithstanding the foregoing, the Indemnifying Party may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that if the settlement or compromise does not result in any Liability to the Indemnitee or otherwise requires the Indemnitee to take any action or refrain from taking any action, consent to such settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such asserted Liability if (a) there are or may be legal defenses available to such Indemnitee or to other Indemnities that are different from or additional to those available to the Indemnifying Party or (b) in the reasonable opinion of counsel to such Indemnitee, a conflict or potential conflict exists between the Indemnifying Party and such Indemnitee that would make such separate representation advisable.

12.  GENERAL

     12.1 Construction; Governing Law. This Agreement, determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule
(whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

     12.2 Survival of Representations, Warranties and Ancillary Documents. Ancillary Agreements shall survive the Closing in accordance with their terms. The representations, warranties, covenants and other agreements herein contained shall continue in full force and effect after the Closing notwithstanding any investigation by a party hereto or such party's knowledge of any inaccuracy or incompleteness in any representation or any breach of warranty or covenant, subject to the provisions of Article 11 above.

     12.3 Entire Agreement, Waiver. Except for the Ancillary Agreements, this Agreement (which term, as used in this Agreement, includes the Exhibits and Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including that certain letter agreement dated October 2, 2000, written by Parent to Stockholder, and there are no representations, warranties, covenants or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including any alleged waiver based on a Party's Knowledge of any inaccuracy or incompleteness in any representation or any breach of any warranty or covenant contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

     12.4 Binding Effect; Successors; Assignment. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable by any party, other than by Parent (without discharge of any of its obligations hereunder) to a Subsidiary or Affiliate or a successor to its business, and, except as expressly provided herein, nothing herein is intended to confer upon any Person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.5 Exhibits and Schedules. All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Each Exhibit and Schedule shall be identified by a cover page and initialed on each page for purposes of identification on behalf of Stockholder by Stockholder's Representative. Parent's authorized representative shall likewise initial each page thereof solely for purposes of identification and to acknowledge receipt thereof. Each Exhibit and Schedule shall be deemed an integral part of this Agreement.

     12.6 Validity; Breach; Definition of Knowledge. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
The term "including" shall mean including without limitation.
The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.
If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The term "Knowledge" when used to qualify any representation or warranty contained in this Agreement, shall mean, in the case of Target, knowledge, after reasonable investigation, of Target's corporate officers and Key Employees in each case after such individuals have consulted with individuals who would reasonably be expected to have knowledge of the matter in question, and, in the case of Stockholder and Parent, knowledge after reasonable investigation.
Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     12.7 Injunctive Relief. Stockholder agrees that Parent would be damaged irreparably in the event that Stockholder breaches any of the provisions of this Agreement or fails to perform such provisions in accordance with their specific terms. Accordingly, Stockholder agrees that Parent shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     12.8 Notices. All notices, requests, approvals, demands, claims and other communications required or permitted to be given under this Agreement (individually and collectively, "Notices") shall be in writing. Any such written communications shall be deemed to have been duly given (except as may otherwise be specifically provided here to the contrary) and shall be deemed sufficient to preserve the rights of the sending party, if either (a) mailed by certified or registered mail, with postage prepaid by sender, or shipped by express courier service, with charges prepaid by, sender and receipted for by or on behalf of the intended recipient, in each case to the following address (or to such other address as any party may designate for itself by notice to the other party given pursuant hereto), (b) delivered by hand and receipted for by or on behalf of the intended recipient, or (c) sent by facsimile (with proof of transmission):

          If to Parent or Merger Sub to:
               Park Pharmacy Corporation
               10711 Preston Road, Suite 250
               Dallas, Texas  75247
               Attn:  Mr. Thomas R. Baker
               Facsimile:  214-692-7645

          with a copy to:
               Arter & Hadden
               1717 Main Street, Suite 4100
               Dallas, Texas 75201
               Attn:  William L. Rivers
               Facsimile:  214-741-7139

          If to Stockholder or Target:
               Mr. Michael J. Nault
               MJN Enterprises, Inc. d/b/a Total Health Care
               1221 Corporate Drive East
               Arlington, Texas  76006
               Facsimile:  817-488-3266

          with a copy to:
               William H. Blair
               3325 W. 7th Street
               Ft. Worth, TX  76107
               Facsimile:  817-332-1303



     Any notice duly given to Stockholder's Representative in accordance with this Section 12.1 shall be deemed proper notice to Stockholder.

     12.9 Counterparts. This Agreement may be executed in counterparts by the parties. All counterparts shall be construed together and shall constitute one agreement. This Agreement maybe executed by facsimile signature.

     12.10 Effect of Headings. The titles or headings of the various articles, sections and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to or in any way may be used to modify, explain or place any construction upon any of the provisions of this Agreement.

     12.11 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection, is legally inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

     12.12 Public Announcement. Except as required by applicable securities laws, no party shall, or permit any of their Affiliates to, make any public announcement with regard to this Agreement or the transactions contemplated hereby without the prior written consent of Stockholder and Parent.





                    [signature page follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                              PARK PHARMACY CORPORATION


                              By: /s/ Thomas R. Baker
                                 --------------------------------
                              Name:  Thomas R. Baker
                              Title:     President


                              MJN ACQUISITION CORP.


                              By:  /s/ Thomas R. Baker
                                 --------------------------------
                              Name:  Thomas R. Baker
                              Title:     President


                              MJN ENTERPRISES, INC.



                              By:  /s/ Michael J. Nault
                                 --------------------------------
                              Name:  Michael J. Nault
                                   ------------------------------
                              Title:  President
                                    -----------------------------


                              STOCKHOLDER:


                              By:  /s/ Michael J. Nault
                                 --------------------------------




                              -35-